UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 31, 2012

ALION SCIENCE AND TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-89756	54-2061691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1750 Tysons Boulevard

Suite 1300

McLean, VA 22102

(703) 918-4480

(Address, including Zip Code and Telephone Number, including Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On April 4, 2012, Alion Science and Technology Corporation (“Alion” or the “Company”) filed a current report on Form 8-K to report the March 31, 2012 sale of approximately $1.3 million of common stock to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the “Trust”). The Company sold approximately 72,337 shares to the Trust at an average price of $18.00 per share for aggregate proceeds of approximately $1.3 million. The Company issued approximately 395,214 additional shares to the Trust, at an average price per share of $18.00, as a contribution to the employee stock ownership plan (“ESOP”) component of the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan. The shares of common stock were offered to the Trust pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 8.01 Other Events.

State Street Bank and Trust Company, as trustee (“the Trustee”) of the ESOP, has selected a final value of $18.00 per share for Alion’s common stock as of March 31, 2012 (the “Valuation Date”).

The Trustee engaged an outside independent third party valuation firm to assist the Trustee in establishing a value for the Company’s common stock as of the Valuation Date using the following valuation methods: (i) Discounted Cash Flow; and (ii) Comparable Transaction, i.e., the use of mergers and acquisitions within Alion’s industry to derive market-based pricing multiples. The methodology used for this valuation is consistent with the September 2011 valuation conducted by the valuation firm on behalf of the Trustee.

The valuation firm did not use the Guideline Company Method in its current analysis or its September 2011 analysis. Current pricing multiples of guideline companies are near historical lows1. They are significantly below the pricing multiples implied by recent merger and acquisition activity in the government contracting sector. The significant gap between the pricing multiples of guideline companies and recent transactions in the industry suggests that current pricing multiples for non-controlling ownership interests may not be meaningful for purposes of valuing a controlling ownership interest. Because the ESOP owns a controlling interest in Alion, the Trustee and the valuation firm deemed the Guideline Company Method to be non-meaningful for the purpose of the current analysis.

Some of the factors that influenced the Trustee’s decision to select the value of $18.00 per share were the following:

•

Revenue for the 12-month period ended March 31, 2012 decreased relative to revenue in fiscal year 2011 due to continued delays in contract awards, funding of current contracts and protests by competitors of contracts won by Alion;

•

Projected revenue and earnings for fiscal years 2012 through 2016 were slightly lower than the September 30, 2011 analysis, consistent with the continued uncertainty in the government contracting industry regarding federal budgets and contract funding and award delays;

•

The fair market value of Alion’s debt was higher at March 31, 2012 compared with September 30, 2011 primarily due to the increase in the fair market value of the Senior Unsecured Bonds, consistent with a shorter maturity period and the accrual of paid-in-kind interest of $3.2 million, somewhat offset by a slight increase in the discount rate applied to the debt; and

•	Fully-diluted common shares outstanding increased by 336,784 shares between September 30, 2011 and March 31, 2012 due to common shares issued by the Company.

[1]	The median market-based EBITDA pricing multiples from the Guideline Company Method decreased approximately 22% between March 31, 2011 and March 31, 2012.

The valuation firm prepared a written report containing its procedures, analyses, and opinion as to the appropriate value of Alion’s common stock. Such report is solely for the Trustee’s use in connection with its administration and operation of the ESOP and the exercise of its fiduciary responsibilities. In preparing its report, the third-party valuation firm used various financial and other information provided to the valuation firm by Alion’s management or obtained from other private and public sources including financial projections prepared by Alion management, and relied on the accuracy and completeness of this information. There is no assurance that the valuation firm, or any other financial adviser that the Trustee might choose, will utilize the same process of methodologies in connection with future valuations of Alion common stock, or that such advisor(s) will reach conclusions that are consistent with those presented herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alion Science and Technology Corporation

May 9, 2012	By:	/s/ Barry M. Broadus
Name: Barry M. Broadus
Title: (Acting) Chief Financial Officer